UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   King, G. Austin
   4 Greenway Plaza
   Houston, TX  77046
2. Issuer Name and Ticker or Trading Symbol
   Transocean Offshore Inc.
   RIG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   July 30, 1997
5. If Amendment, Date of Original (Month/Year)
   July 10, 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |6/2/97|M   | |17,110            |A  |$16.75     |                   |      |                           |
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Common Stock               |6/2/97|M   | |6,247             |A  |$21.00     |                   |      |                           |
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Common Stock               |6/2/97|M   | |3,133             |A  |$46.875    |                   |      |                           |
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Common Stock               |6/2/97|S   | |17,000            |D  |$71.50     |                   |      |                           |
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Common Stock               |6/2/97|S   | |9,490             |D  |$71.375    |                   |      |                           |
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Common Stock               |3/12/9|A   |V|1,100(1)          |A  |           |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |944                |I     |(2)                        |
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Common Stock               |6/2/97|S   | |1,500             |D  |$71.50     |19,691             |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Executive Stock Option|$16.75  |6/2/9|M   | |17,110     |D  |(3)  |1/27/|Common Stock|17,110 |       |0           |D  |            |
s                     |        |7    |    | |           |   |     |04   |            |       |       |            |   |            |
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Executive Stock Option|$21.00  |6/2/9|M   | |6,247      |D  |(4)  |2/23/|Common Stock|6,247  |       |3,123       |D  |            |
s                     |        |7    |    | |           |   |     |05   |            |       |       |            |   |            |
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Executive Stock Option|$46.875 |6/2/9|M   | |3,133      |D  |(5)  |2/22/|Common Stock|3,133  |       |6,267       |D  |            |
s                     |        |7    |    | |           |   |     |06   |            |       |       |            |   |            |
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Executive Stock Option|$57.50  |3/12/|A   |V|5,400      |A  |(6)  |3/11/|Common Stock|5,400  |       |5,400       |D  |            |
s                     |        |97   |    | |           |   |     |07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Grant of restricted stock under the Transocean Offshore Inc. Long-Term Incentive Plan ("LTIP"). The shares vest as follows: 367 on 3/12/00, 367 on 3/12/01 and 366 on
3/12/02.
(2) Shares held under the Transocean Offshore Savings Plan at 12/31/96. The number of shares listed is approximate because Plan accounting is on a unit basis.
(3) Grant of 28,000 options under the LTIP exerciseable as follows: 9,333 on 1/28/95, 9,334 on 1/28/96 and 9,333 on 1/28/97.
(4) Grant of 9,370 options under the LTIP exercisable as follows: 3,123 on 2/24/96, 3,124 on 2/24/97 and 3,123 on
2/24/98.
(5) Grant of 9,400 options under the LTIP exercisable as follows: 3,133 on 2/23/97, 3,133 on 2/23/98 and 3,134 on
2/23/99.
(6) Grant of 5,400 options under the LTIP exercisable as follows: 1,800 on 3/12/98, 1,800 on 3/12/99 and 1,800 on
3/12/00.

SIGNATURE OF REPORTING PERSON
/s/ G. AUSTIN KING by NICOLAS J. EVANOFF
DATE
7/30/97